Exhibit 10.7

October 13, 2020

Dear Matt,

This letter agreement confirms the terms of your continuing employment relationship with NuVasive, Inc. (the “Company”).  The Compensation Committee of the Company’s Board of Directors (the “Board”) has approved the following amendments to your letter agreement dated October 17, 2018 (the “Employment Letter”), to reflect your transition from your current role as the Company’s President as of October 13, 2020, your continued employment with the Company in the capacity of a Special Advisor from October 14, 2020 through December 31, 2020, and your continued service as a consultant for the period January 1, 2021 through March 31, 2021.

1.  Title and Position.  Effective as of October 13, 2020, you will no longer serve as the Company’s President.  During the period October 14, 2020 through December 31, 2020 (the “Employment Period”), you will remain an “at-will” employee of the Company with the title of Special Advisor, reporting to me.  Effective December 31, 2020 (the “Termination Date”), your employment with the Company will cease, after which you will be engaged to provide non-exclusive consulting services to the Company for the period January 1, 2021 to March 31, 2021 (the “Consulting Period”).  Your consulting services will be governed by the terms and conditions of a general consulting and services agreement, to be entered into prior to the Termination Date.

2.  At-Will Employment.  During the Employment Period, your employment will remain “at-will” and subject to termination by the Company at any time for any reason, with or without cause or advance notice.  If during the Employment Period, your employment is terminated by the Company for “cause”, all rights and benefits hereunder shall cease effective as of such date of termination.  For purposes hereof, “cause” shall mean the following: (a) willful and repeated failure to satisfactorily perform your job duties; (b) willful and repeated refusal or failure to follow the reasonable and lawful directions of the Company’s Chief Executive Officer; (c) conviction of a crime involving moral turpitude; or (d) engaging in acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to your obligations or otherwise relating to the business of the Company, its affiliates or customers.  You shall be provided a period of at least twenty (20) days following receipt of written notice outlining with specificity all facts or omissions that the Company alleges give rise to a termination for “cause” pursuant to subsection (a) or (b) of this Section 2, during which period you may effect a cure of any curable actions or omissions forming the basis for the termination for “cause”.

3.Employment Compensation and Benefits.  During the Employment Period, unless your employment is earlier terminated as set forth in Section 2 hereof, you will (i) continue to be paid salary at your current rate (which, after the executive compensation reductions related to the COVID-19 pandemic, is currently $453,071 annually) in accordance with the Company’s standard payroll practices and (ii) continue to remain eligible for all Company health, welfare and other benefits as in effect on the date hereof.

4.  Severance Rights and Benefits.  Effective upon the Termination Date, unless your employment is earlier terminated as set forth in Section 2 hereof, you will be eligible to receive severance rights and benefits in accordance with the terms of the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”) associated with an involuntary termination without “cause” comprised of (i) 12 months of annual base salary, (ii) a pro-rated annual performance bonus for the year ended December 31, 2020, payable in March 2021 at the lesser of target or Board approved performance, (iii) an amount equal to the after-tax cost of health benefits for a period of 12 months, and (iv) outplacement services.  All such severance rights and benefits are subject to the terms of the Severance Plan and conditioned upon your execution of the Company’s form of separation agreement and general release, which includes a general release of claims against the Company.  You acknowledge and agree that effective as of the Termination Date, you will no longer be eligible for change of control benefits under your individual Change in Control Agreement.  Further, from and after the Termination Date, you acknowledge and agree that you will not be treated as an employee for purposes of any health and welfare benefits, and other benefits afforded to the Company’s employees and executives.

5. Amendment to PIIA; Restrictive Covenants.  You have agreed to enter into that certain Amendment No. 1 to Propriety Information, Inventions Assignment and Restrictive Covenant Agreement with the Company (the “Amended PIIA”) that provides for, among other things, non-solicitation and non-competition obligations during the Employment Period and Consulting Period, and through the two-year period ending December 31, 2022.  You acknowledge that you are entering the Amended PIIA intending to be legally bound and that the obligations of the Amended PIIA, including the non-solicitation and non-competition obligations, are reasonable.

6.  Modifications to Long-term Incentive Awards; Escrow Account.  As consideration for you entering into the Amended PIIA, the Company will modify the terms of certain long-term incentive (“LTI”) awards previously granted to you.  Your restricted stock unit (“RSU”) awards, performance restricted stock unit (“PRSU”) awards and performance cash awards that are subject to vesting during the two-year period ending December 31, 2022 (the “Modified Awards”), will be modified such that any and all service vesting conditions for such awards for such period are waived; provided, however, that such awards shall remain subject to and conditioned on satisfaction of any and all applicable financial performance conditions and the Amended PIIA and such modification shall not shorten any performance period applicable to such awards or accelerate the settlement date of any such awards prior to the end of the performance period.  Further, the Repayment/Forfeiture provision contained in each of the applicable award agreements for each Modified Award shall be modified such that the definition of “Prohibited Conduct” contained in Section 10.3(a) of each RSU and PRSU award agreement and Section 9.3(a) of each performance cash award agreement shall mean conduct in violation of the Amended PIIA.  Effective as of the Termination Date, any portion of any of your outstanding LTI awards that are subject to vesting after December 31, 2022, shall terminate unvested and be forfeited.  To secure your compliance with the obligations of the Amended PIIA, you agree to enter into an agreement providing for the deposit of (i) all net shares issuable upon vesting of your Modified Awards that are RSU awards and PRSU awards (following the withholding of shares to satisfy taxes with respect thereto) and (ii) all cash amounts payable upon vesting of your Modified Awards that are performance cash awards (following the withholding of cash to satisfy taxes with respect thereto), after the date hereof, into an escrow account.  Subject to your compliance with the Amended PIIA, the shares and cash amounts held in the escrow account will be released to you promptly following December 31, 2022.  Notwithstanding the foregoing, if prior to such release from the escrow account there is a Change in Control of the Company (as defined in the 2014 Equity Incentive Plan), the shares and cash in the escrow account shall be released to you promptly following the Change in Control (subject to your compliance with the Amended PIIA).  This Section 6 shall apply to all of your Modified Awards, and except as so modified by this Section 6, your Modified Awards shall continue in full force and effect in accordance with the terms of the award agreements and the equity plan documents under which the awards were granted.

7.Consulting Agreement.  You have agreed to enter into that certain general consulting and services agreement (the “Consulting Agreement”) pursuant to which you will provide consulting services during the Consulting Period, for which you will receive monthly compensation of $20,000.

8.Choice of Law and Venue.  This letter agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to conflict of laws and all disputes arising under or relating to this letter agreement shall be brought and resolved solely and exclusively in the State of Delaware.

9.Representation by Independent Legal Counsel.  You represent and warrant that you have been individually represented by independent legal counsel in negotiating the terms of this letter agreement and the agreements referenced herein, including the Amended PIIA.  You represent and warrant that you have engaged such legal counsel in accordance with California Labor Code Section 925 with the specific intent to designate the substantive laws of the State of Delaware as the choice of law to be applied to this letter agreement and the Amended PIIA and to designate the State of Delaware for venue and jurisdiction.

10.Conflict.  In the event of any conflict between the provisions of this letter agreement and the provisions of the Employment Letter, the provisions of this letter agreement shall govern.

Please sign below and return the fully executed letter agreement to Lucas Vitale, Chief Human Resources Officer.

Sincerely,

/s/ Chris Barry

Chris Barry

Chief Executive Officer

Acknowledged and Agreed

/s/ Matthew Link	October 13, 2020
Matthew Link	Date